New Mexico Software Settles Legal Dispute

Albuquerque, NM, February 16, 2006 -- New Mexico Software, Inc. (OTC Bulletin Board: NMXC), www.nmxc.net, announced today that it has settled an outstanding legal dispute with Kurt and Ann Grossman of California. Terms of the settlement were not disclosed.

The company said the agreement releases all parties from any future claims associated with the dispute.

About New Mexico Software

New Mexico Software is a leading provider of information management solutions that significantly improve the interface between the paper world and the digital world, facilitating a true paperless environment. It is the only public company providing web-based integrated services for individuals and companies, large or small, which allows full access to data from anywhere in an easy-to-use, familiar browser environment at an affordable price. For more information, visit either http://www.nmxc.net or http://www.nmxs.com or contact Dick Govatski, president and CEO, at (505) 255-1999 or ceo@nmxs.com.

An investment profile on New Mexico Software may be found athttp://www.hawkassociates.com/nms/profile.htm. For an online investor relations kit, visit http://www.hawkassociates.com or http://www.americanmicrocaps.com. For more investor-related questions, contact Frank Hawkins, Hawk Associates, at (305) 451-1888 or info@hawkassociates.com.

The foregoing press release contains forward-looking statements including statements regarding the company's expectation of its future business. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company's control. Actual results could differ materially from these forward-looking statements.

5041 Indian School Rd. NE Suite 200 - Albuquerque, New Mexico 87110 – (505) 255-1999 – (505) 255-7201 (Fax)

www.nmxs.com